EXHIBIT 99.3
Third Amendment to
Credit Agreement (Canadian)
     This Third Amendment to Credit Agreement (Canadian) (this “Amendment”) is dated as of October 28, 2005 by and among Loyalty Management Group Canada Inc. (the “Borrower”), the Guarantors party hereto, the Banks party hereto, Bank of Montreal, as Letter of Credit Issuer and Harris N.A., as Administrative Agent.
w i t n e s s e t h:
     Whereas, the Borrower, the Guarantors, the Banks, and the Administrative Agent have heretofore executed and delivered a Credit Agreement (Canadian) dated as of April 10, 2003 (as amended by the First Amendment thereto dated as of October 21, 2004, and a Second Amendment thereto dated as of April 7, 2005 the “Credit Agreement”); and
     Whereas, the Borrower, the Guarantors, the Banks and the Administrative Agent desire to (i) increase the aggregate amount to which the Commitments may be increased pursuant to Section 2.15 of Credit Agreement and (ii) to make certain other amendments to the Credit Agreement as set forth herein;
     Now, Therefore, for good and valuable consideration the receipt of which is hereby acknowledged, the Borrower, the Guarantors, the Banks and the Administrative Agent hereby agree as follows:
     1. Section 2.15 of the Credit Agreement is hereby amended by (i) deleting the amount “$500,000,000” appearing in the eleventh line thereof and inserting in its place the amount “$550,000,000” and (ii) deleting from the first sentence thereof the following: “provided further that prior to approaching an additional Bank, the Borrower shall have offered to the existing Banks the opportunity to increase their respective Commitments.”
     2. Section 6.17 of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:
     Section 6.17. Restricted Payments; Required Dividends. (a) Other than payments made in accordance with the terms of subsection (b) below, neither ADSC nor any of its Subsidiaries will declare or make any Restricted Payment unless, after giving effect thereto, the aggregate of all Restricted Payments declared or made does not exceed (i) $150,000,000 in any calendar year or (ii) the sum of (A) $75,000,000 plus (B) 25% of the amount by which the Consolidated Operating EBITDA of ADSC exceeds zero (or minus 100% of the amount by which the Consolidated Operating EBITDA of ADSC is less than zero) for the period from April 1,

2003 through the end of ADSC’s then most recent fiscal quarter (treated for this purpose as a single accounting period).
     (b) ADSC shall cause each Domestic Subsidiary (to the extent permitted under any applicable law, rule or regulation, judgment, injunction, order or decree of any governmental authority) to take all such necessary corporate actions to declare cash dividends, payable to the shareholder of such Subsidiary, in an aggregate amount, if any, equal to all amounts that are then due and owing and remain outstanding after the date of payment therefor pursuant to the terms of this Agreement.
Notwithstanding the foregoing, if a Default or Event of Default exists, neither ADSC nor any of its Subsidiaries shall make any Restricted Payments to any Person other than to ADSC or any other Credit Party.
     3. This Amendment shall become effective as of the opening of business on October 28, 2005 (the “Effective Time”) subject to the conditions precedent that on or before such date:
     (a) the Administrative Agent shall have received counterparts hereof executed by the Borrower, the Guarantors and the Banks;
     (b) the Administrative Agent shall have received certified copies of resolutions of the boards of directors of the Borrower and the Guarantors authorizing the execution and delivery of this Amendment, indicating the authorized signers of this Amendment and the specimen signatures of such signers;
     (c) opinions of counsel to the Borrower and Guarantor in form reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent or the Required Banks may reasonably request; and
     (d) the Borrower shall have paid (i) to each Bank which has executed this Amendment on or prior to October 28, 2005 an amendment fee equal to 0.05% of each such Bank’s Commitment and (ii) to the Administrative Agent such other fees as agreed between the Borrower and Administrative Agent.
     4.1. To induce the Administrative Agent and the Banks to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Banks that: (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date hereof with the same effect as though made on the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); (b) no Default or Event of Default exists; (c) this Amendment has been duly authorized by all necessary corporate proceedings and duly executed and delivered by the Borrower and the Credit Agreement, as amended by this Amendment, is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity; and (d) no consent, approval, authorization, order, registration or qualification with any governmental authority is required for, and the absence of which would adversely affect, the legal and valid execution and delivery or performance by the Borrower of this Amendment or the performance by the Borrower of the Credit Agreement, as amended by this Amendment.
     4.2. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
     4.3. Except as specifically provided above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. The execution, delivery, and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Administrative Agent or any Bank under the Credit Agreement or any Note, nor constitute a waiver or modification of any provision of any of the Credit Agreement or any Note.
     4.4. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York.
[Signature Pages to follow]

     In Witness Whereof, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Loyalty Management Group Canada Inc., as Borrower

By	/s/ Robert P. Armiak Name Robert P. Armiak
Title SVP and Treasurer

Alliance Data Systems Corporation, as a Guarantor

By	/s/ Robert P. Armiak Name Robert P. Armiak
Title SVP and Treasurer

ADS Alliance Data Systems, Inc., as a Guarantor

By	/s/ Robert P. Armiak Name Robert P. Armiak
Title SVP and Treasurer
[Third Amendment Canadian]

Harris N.A. (successor by merger with
Harris Trust and Savings Bank), as
Administrative Agent

By	/s/ Mark W. Piekos

	Name	Mark W. Piekos
	Title	Director

[Third Amendment Canadian]

Bank of Montreal, individually and as Letter of Credit Issuer

By	/s/ B. Ciabella

	Name	B. Ciabella
Title

[Third Amendment Canadian]

JPMorgan Chase Bank

By	/s/ Brian McDaugal

	Name	Brian McDaugal
	Title	Vice President

[Third Amendment Canadian]
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